Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	R. Gregory Lewis
(615) 269-1900
J. ALEXANDER’S CORPORATION REPORTS RESULTS
FOR THIRD QUARTER AND FIRST NINE MONTHS
Atlanta Restaurant Opens October 1
     NASHVILLE, TN., Oct. 30, 2007 — J. Alexander’s Corporation (AMEX: JAX) today reported operating results for the third quarter and first nine months of 2007.
     Highlights for the most recent quarter compared to the third period of 2006 were as follows:
•	Net sales increased 1.4% to $33,356,000 from $32,891,000.

•	Weighted average weekly same store sales per restaurant rose 1.3%.

•	Income before income taxes, which included pre-opening expense of $537,000 in the 2007 quarter, decreased to $240,000 from $563,000.

•	The 2007 quarter included an income tax benefit of $150,000 compared to tax expense of $127,000 in 2006.

•	Net income decreased 10.6% to $390,000 for the 2007 quarter compared to $436,000 in the comparable quarter of 2006, and diluted earnings per share was $.06 for both periods.
     For the first nine months of 2007, J. Alexander’s Corporation recorded net sales of $104,623,000, up 3.1% from $101,470,000 recorded in the first three quarters of 2006. The Company’s net income for the first three quarters of 2007 was $3,368,000, or $.48 per diluted share, an increase of 30.3% from $2,584,000, or $.38 per diluted share, posted in the comparable nine months of 2006.
     Commenting on the results, J. Alexander’s Corporation chairman, president and chief executive officer Lonnie J. Stout II said, “We are pleased we achieved a continued increase in

J. Alexander’s Corporation Reports Third Quarter Results for 2007 — Page 2
same store sales, but our sales growth for the quarter slowed from the first half of the year. The effect of slower sales growth and high operating costs resulted in our earnings for the quarter falling short of our expectations. The pre-opening expense incurred during the quarter was primarily related to our newest restaurant opened in Atlanta on October 1.”
     Stout said that the increase in same store sales for the quarter just ended was the result of a higher guest check average. He reported that the Company’s average guest check, including alcoholic beverage sales, rose by approximately 6.3% in the third quarter of 2007 over the corresponding period of 2006, while average guest counts declined on a same store basis by approximately 4.7%.
     J. Alexander’s Corporation’s weighted average weekly sales and same store sales per restaurant increased to $91,500 in the third quarter of 2007 from $90,300 in the comparable period of the prior year. Same store sales calculations are based on 28 restaurants open for more than 18 months.
     Stout said that increases in restaurant operating costs placed pressure on restaurant operating margins for the quarter. “Cost of sales, while lower as a percentage of net sales in the third quarter of 2007 than in the third quarter of 2006, continued to trend up for the year and increased to 32.8% of net sales for the quarter from 32.5% in the second quarter of 2007,” Stout explained. “Labor costs for the quarter, which included the effect of increases in the minimum cash wages paid to tipped employees in several states, increased to 33.2% of net sales from 32.7% of net sales in the same quarter a year ago. Our restaurant operating margins (net sales minus total restaurant operating expenses divided by net sales) decreased to 9.9% in the third quarter of 2007 from 10.0% in the same period of 2006. Restaurant operating margins for the

J. Alexander’s Corporation Reports Third Quarter Results for 2007 — Page 3
first three quarters of 2007 improved, however, to 12.2% from 11.5% for the same period of 2006.”
     J. Alexander’s Corporation had weighted weekly average same store sales per restaurant of $95,500 through the first three quarters of 2007, up 3.2% over $92,500 recorded in the corresponding nine months of 2006. The Company’s average weekly sales per restaurant for the first three quarters of 2007 were $95,700, up 3.1% from $92,800 reported in the same three quarters a year earlier. The average guest check, including alcoholic beverage sales, rose 7.4% in the first nine months of 2007 over the same period of 2006 while average guest counts declined on a same store basis by approximately 4.1%.
     Stout said the Company has experienced several consecutive weeks of decreases in same store sales since mid-September which management believes are primarily the result of weakness in consumer confidence and a slump in casual dining. “We believe our upscale positioning offers a degree of protection during economic downturns,” he commented, “but we are not immune from the effects of the economy.
     “We are finding the current economic environment to be challenging and are cautious in our outlook for the remainder of the year,” he continued. “We expect our input costs to remain high, placing continued pressure on our restaurant operating margins. However, we are hesitant to increase our menu prices at this time because of concerns about weakened consumer spending. As always, we will focus on delivering superior service to our guests and maintaining efficient operations during this time.”
     Stout said that J. Alexander’s Corporation will incur substantial pre-opening expense in the fourth quarter of 2007, primarily related to the Company’s new restaurant which is expected

J. Alexander’s Corporation Reports Third Quarter Results for 2007 — Page 4
to open in Palm Beach Gardens, Florida, in November. The Company also expects to incur higher costs in connection with SOX compliance matters and stock based compensation expense.
     “Based on our results to date and our current outlook for the balance of the year, we do not believe it is likely that we will achieve the targeted level of performance for paying cash incentive compensation to our corporate management team, and we have eliminated all bonus accruals for corporate management. We pay bonuses only for superior results,” Stout added.
     Based primarily on lower performance expectations for the year, the Company reduced its estimated effective income tax rate for 2007, resulting in a favorable adjustment to the income tax provision for the third quarter. The income tax benefit recorded for the quarter also included a favorable adjustment of $43,000 which represents a discrete item recorded in connection with the finalization of tax matters upon filing of the Company’s tax returns for the previous year. The combined effect of these items resulted in an income tax benefit for the quarter of $150,000.
     The opening of the Company’s new J. Alexander’s restaurants in Atlanta and Palm Beach Gardens will bring the total number of sites in operation to 30 in 12 states. Other new restaurants are planned for Scottsdale, Arizona and Jacksonville and Orlando, Florida in 2008, and their progress remains on schedule. Leases have been executed for the Scottsdale and Orlando locations and a lease for the Jacksonville location is expected to be finalized soon.
     J. Alexander’s Corporation presently operates its 29 J. Alexander’s restaurants in Alabama, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. J. Alexander’s is an upscale, contemporary American restaurant known for its wood-fired cuisine. The Company’s menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting

J. Alexander’s Corporation Reports Third Quarter Results for 2007 — Page 5
salads, sandwiches and desserts. J. Alexander’s also has a full-service bar that features an outstanding selection of wines by the glass and bottle.
     J. Alexander’s Corporation is headquartered in Nashville, Tennessee.
     This press release contains forward-looking statements that involve risks and uncertainties. Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors. These risks, uncertainties and factors include the Company’s ability to maintain satisfactory guest count levels and increase sales and operating margins in its restaurants; changes in business or economic conditions, including rising food costs and product shortages as well as mandated increases in the minimum wage the Company is required to pay; the effect of higher gasoline prices and other economic factors on consumer demand; availability of qualified employees; increased cost of utilities, insurance and other restaurant operating expenses; potential fluctuations of quarterly operating results due to seasonality and other factors; the effect of hurricanes and other weather disturbances which are beyond the control of the Company; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry, which is very intense; competition by the Company’s new restaurants with its existing restaurants in the same vicinity; changes in consumer spending, consumer tastes, and consumer attitudes toward nutrition and health; expenses incurred if the Company is the subject of claims or litigation or increased governmental regulation; changes in accounting standards, which may affect the Company’s reported results of operations; and expenses the Company may incur in order to comply with changing corporate governance and public disclosure requirements of the Securities and Exchange Commission and the American Stock Exchange. These as well as other factors are discussed in detail in the Company’s filings made with the Securities and Exchange Commission and other communications.

J. Alexander’s Corporation Reports Third Quarter Results for 2007 — Page 6
J. Alexander’s Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited in thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	Sept. 30	Oct. 1	Sept. 30	Oct. 1
	2007	2006	2007	2006
Net sales	$33,356	$32,891	$104,623	$101,470
Costs and expenses:
Cost of sales	10,945	10,918	33,938	33,221
Restaurant labor and related costs	11,068	10,764	33,430	32,573
Depreciation and amortization of restaurant property and equipment	1,304	1,308	3,881	3,913
Other operating expenses	6,736	6,620	20,571	20,084

Total restaurant operating expenses	30,053	29,610	91,820	89,791
General and administrative expenses	2,264	2,343	7,074	7,222
Pre-opening expenses	537	—	593	—

Operating income	502	938	5,136	4,457
Other income (expense):
Interest expense, net	(279)	(391)	(871)	(1,216)
Other, net	17	16	55	67

Total other expense	(262)	(375)	(816)	(1,149)

Income before income taxes	240	563	4,320	3,308
Income tax benefit (provision)	150	(127)	(952)	(724)

Net income	$390	$436	$3,368	$2,584

Earnings per share:
Basic earnings per share	$.06	$.07	$.51	$.39

Diluted earnings per share	$.06	$.06	$.48	$.38

Weighted average number of shares:
Basic earnings per share	6,639	6,559	6,607	6,545
Diluted earnings per share	7,019	6,844	6,976	6,834

J. Alexander’s Corporation Reports Third Quarter Results for 2007 — Page 7
J. Alexander’s Corporation and Subsidiaries
Consolidated Statements of Income
Percentages of Net Sales (Unaudited)

	Quarter Ended		Nine Months Ended
	Sept. 30	Oct. 1	Sept. 30	Oct. 1
	2007	2006	2007	2006
Net sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	32.8	33.2	32.4	32.7
Restaurant labor and related costs	33.2	32.7	32.0	32.1
Depreciation and amortization of restaurant property and equipment	3.9	4.0	3.7	3.9
Other operating expenses	20.2	20.1	19.7	19.8

Total restaurant operating expenses	90.1	90.0	87.8	88.5
General and administrative expenses	6.8	7.1	6.8	7.1
Pre-opening expenses	1.6	—	0.6	—

Operating income	1.5	2.9	4.9	4.4
Other income (expense):
Interest expense, net	(0.8)	(1.2)	(0.8)	(1.2)
Other, net	0.1	—	0.1	0.1

Total other expense	(0.8)	(1.1)	(0.8)	(1.1)

Income before income taxes	0.7	1.7	4.1	3.3
Income tax benefit (provision)	0.4	(0.4)	(0.9)	(0.7)

Net income	1.2%	1.3%	3.2%	2.5%

Note: Certain percentage totals do not sum due to rounding.
Average Weekly Sales Information:

Average weekly sales per restaurant	$91,500	$90,300	$95,700	$92,800
Percent increase	+1.3%		+3.1%
Same store weekly sales per restaurant (1)	$91,500	$90,300	$95,500	$92,500
Percent increase	+1.3%		+3.2%
(1) Includes the twenty-eight restaurants open for more than eighteen months.

J. Alexander’s Corporation Reports Third Quarter Results for 2007 — Page 8
J. Alexander’s Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited in thousands)

	September 30	December 31
	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	$10,504	$14,688
Deferred income taxes	1,079	1,079
Other current assets	4,148	4,763

Total current assets	15,731	20,530
Other assets	1,298	1,249
Property and equipment, net	78,177	71,815
Deferred income taxes	5,055	5,055
Deferred charges, net	705	701

	$100,966	$99,350

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$11,503	$13,663
Long-term debt and capital lease obligations	21,597	22,304
Other long-term liabilities	5,995	5,553
Stockholders’ equity	61,871	57,830

	$100,966	$99,350

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